Exhibit B

                REVISED TERMS OF THE NATIONAL GRID USA MONEY POOL


1. (a) The following Members of the Money Pool (the Pool) participate both as lenders to and borrowers from the Pool and are divided into two groups based on the order each Group's borrowing needs will be met as provided hereinafter:

          Group I:      Granite State Electric Company
                        Massachusetts Electric Company
                        Nantucket Electric Company
                        The Narragansett Electric Company
                        National Grid USA Service Company, Inc.
                        New England Electric Transmission Corporation
                        New England Power Company
                        Niagara Mohawk Power Corporation
          Group II:     New England Hydro-Transmission Electric Company, Inc.
                        New England Hydro-Transmission Corporation

     (b) National Grid USA and all its other subsidiaries may participate as lenders.

2. The Pool will be administered by National Grid USA Service Company, Inc. as Agent.

3. Each Member will determine each day on the basis of cash flow projections the amount of surplus funds it has available for contribution to the Pool (Surplus Funds).

4.   (a)  Each Member will lend its Surplus Funds to the Pool each day.

     (b) National Grid USA will not lend funds to the Pool in excess of the amount authorized, from time to time, by its Board of Directors for loans to subsidiaries.

5. Each Member will receive as interest that fraction of the total interest received by the Pool equal to the ratio of the Surplus Funds the Member has lent to the total Surplus Funds in the Pool. Such interest will be computed on a monthly basis.

6. Each Member may withdraw for operational purposes any of its Surplus Funds at any time without notice.

7. All short-term borrowing needs of Members permitted to borrow from the Pool will be met by Surplus Funds in the Pool to the extent such funds are available.

8. (a) On any one day, loans will be made first to satisfy the borrowing needs of Group I borrowers who have made a borrowing request that day and borrowing needs of Group II borrowers will be met only after all the Group I borrowers' needs for that day have been met.

     (b)  Loan amount priority:

          (1)  loan requirements of $1,000,000 or less will be met first;


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Exhibit B


          (2) loans to borrowers with loan requirements of greater than $1,000,000 will be made equally to each borrower until the needs of each is met.

9.   (a)  Borrowers will pay interest at a rate equal to the higher of:

          (1) The monthly average of the rate for high grade 30-day commercial paper sold through dealers by major corporations as published in the Wall Street Journal. The rate to be used for weekends and holidays will be the next preceding published rate; or

          (2) The monthly average of the rate then available to money pool depositors from an eligible investment in readily marketable money market funds or the existing short-term investment accounts maintained by pool depositors or ServiceCo during the period in question.

     (b) In the event neither rate is one that is permissible for a transaction because of constraints imposed by the state regulatory commission having jurisdiction over a utility participating in the transaction, then the rate shall be a rate that is permissible for the transaction determined under the requirements of that state regulatory commission.

10. Loans made by the Pool will be for periods of less than 12 months and may be, but need not be, evidenced by promissory notes.

11.  All loans made by the Pool are payable on demand by the Agent.

12.  All loans made by the Pool may be prepaid by the borrower without penalty.

13. If there are more Surplus Funds in the Pool than are necessary to meet the borrowing needs of the Members, the Agent will invest the excess on behalf of the Pool in:

     (a)  obligations issued or guaranteed by the United States of America;

     (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States;

     (c) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated for investment purposes at not less than "A" by Moody's Investors Service, Inc. or by Standard & Poor's Corporation;

     (d) commercial paper rated not less than "P-2" by Moody's Investors Service, Inc., or not less than "A-2" by Standard & Poor's Corporation;

     (e) certificates of deposit issued or banker's acceptances drawn on and accepted by commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $25,000,000;


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Exhibit B


     (f) repurchase agreements with any such commercial bank secured by obligations issued or guaranteed by the United States of America or an instrumentality thereof; and

     (g) such other instruments as are permitted by Massachusetts General Laws Chapter 164, section 17A, and regulations promulgated thereunder.

14. Any Member may terminate its participation in the Pool at any time without notice.